Exhibit 10.23

AGREEMENT

This Agreement is made and entered into as of March 1, 2006 and shall continue until June 28, 2006. The agreement will be reviewed for further consideration on or before June 28, 2006. Upon renewal, the agreement will be reviewed from that point forward for further consideration every 60 days until a new monthly retainer is agreed upon.

Sanders\Wingo Advertising, Inc. (hereinafter referred to as “Sanders\Wingo”) a Texas corporation with its principal place of business at 221 N. Kansas, Suite 900, El Paso, Texas 79901 agrees to provide services to Valcent Products, Inc - Nova Skin Care line (hereinafter referred to as client) with its principal place of business at 1057 Doniphan Park Circle, Suite H, El Paso, TX 79922 for such projects for the organization as may be agreed upon from time to time.

1.	ADVERTISING SERVICES

A.
Sanders\Wingo agrees to furnish to client all of the services customarily furnished by advertising agencies in support of marketing activities. Without limiting the foregoing, Sanders\Wingo’s said services shall include input to the development of marketing plans and strategies, possible creation of advertising, collateral, point-of-sale and direct mail, and other services necessary to the preparation and execution, of the complete marketing plans, and purchase of the space, time or other means to be used for client advertising, endeavoring to secure the most advantageous rates available.

B.
Sanders\Wingo’s services shall also include audit of all advertising placed, including verification of lineage actually run, examination of quality of reproduction and of positioning of printed advertisements, audit of radio and television affidavits of performance, and audit of all invoices for media, talent and production, and sales promotion program costs.

2.	COMPENSATION

A.
Retainer - Sanders\Wingo will provide Valcent Products, Inc- Nova Skin Care line with full agency services for a minimum of 263 hours monthly at an hourly rate of $110.10 for a minimum of $28,957. Monthly retainer to be paid as follows: $15,000 monthly fee and one time purchase of Valcent Products, Inc stock (Symbol CA: NTT.H) in an amount not to exceed $55,828. Any additional authorized hours will be billed at a rate of $110.10 an hour. Stock purchase to be finalized no later than March 15, 2006. The following details the services to be offered:

1.	Account Planning (for existing industry-specific research and customer information)

2.	Account Administration (for strategic oversight, day-to-day account management and client contact for all agency related assignments). The service will represent no more than 25% of the monthly work.

3.	Concept Development (for developing creative concepts for specific assignments, including consumer and trade advertising).

4.	Art Direction (for developing visual creative and incorporating copy for presentation).

5.	Production of mechanical art, including art direction, and production of mechanical materials and devising of specifications, print, outdoor and electronic services/products.

6.	Active participation of creative team in client meetings.

B.
In addition to the compensation as described in A above it is understood that Sanders\Wingo will bill client for its expenses in connection with postage, outside research, and pre-approved Sanders\Wingo travel, personnel subsistence in connection with specific advertisements and commercials. Sanders\Wingo will bill client for all approved out-of-pocket expenses at net cost.

C.	Should Sanders\Wingo purchase media, Sanders\Wingo will bill client in full the amount of invoices, as follows:

1.	Broadcast Billing - Spot: upon agreement of plan and rate and prior to placement.

2.	Broadcast Billing - Network: upon agreement of plan and rate and prior to placement.

3.	Print Media Billing - Newspaper, and Out-of-Home: upon agreement of plan and rate and prior to placement.

4.	Print Media Billing - Magazine: upon agreement of plan and rate and prior to placement.

5.
Outside Production Billing: Upon receipt of a signed estimate from client, Sanders\Wingo will bill client based on only the invoices received and due dates of same. These services will include print and broadcast production professional translation services and any other specialty work pre-approved by the client.

D.	Procedures for Sanders\Wingo payments to vendors are as follows:

1.
Broadcast - Spot Vendors: vendor invoices are received by Sanders\Wingo in the month following the broadcast month, with an invoice date of the last day of the broadcast month. Some stations may bill weekly or electronically. Payments are due to the stations thirty (30) days from invoice date. For invoices without discrepancies, Sanders\Wingo will pay stations within thirty (30) days of invoice date.

2.
Broadcast - Network Vendors: vendor invoices are received by Sanders\Wingo in the month following the broadcast month. Major networks require payment from Sanders\Wingo on the 25th and last day of the month following the broadcast month. Checks to other stations are mailed on the last day of the month following broadcast.

3.
Print Media Vendors: vendor invoices are received by Sanders\Wingo in the month after the insertion. If there is a cash discount, undisputed invoices are paid within ten (10) days of invoice date. Other undisputed invoices are paid within thirty (30) days of invoice date.

4.	Vendors: undisputed vendor invoices are paid within thirty (30) days of invoice date.

3.	ACCESS

Client has the right at all reasonable times and with reasonable notice of not less than thirty (30) days to examine Sanders\Wingo’s records of expenditure and internal expenses. Sanders\Wingo agrees to retain all records covering expenditures and expenses hereunder for a minimum of three years.

4.	COPYRIGHT AND TRADEMARK RIGHTS

In the event that Sanders\Wingo prepares or procures material for client that is subject to copyright and/or trademark protection and client desires that a copyright and/or trademark be claimed, such copyright and/or trademark shall be in the name of client.

5.	INDEMNIFICATION AND INSURANCE

A.
The indemnification obligations created in this paragraph 6 in each case require the Indemnitor to defend, indemnify, and hold the Indemnitee free and harmless from all costs, expenses, liability, claims, debts, contracts, actions and causes of action (hereinafter collectively called “Claims”) arising out of, attributable to, or based on the particular events(s) or situation(s) giving rise to the indemnification. The indemnification obligations created in this paragraph 6 shall apply to work undertaken while this Agreement is in effect and shall survive the termination of this Agreement.

B.	Client hereby agrees to defend, indemnify, and hold Sanders\Wingo harmless against all Claims based on the following:

1. The accuracy of data and/or statements provided by client;

2.
Alleged violations of personal or property rights of anyone who client assured Sanders\Wingo in writing had released his or her personal or property rights with respect to the particular advertising element involved;

3.	Client’s failure to perform its obligations hereunder on account of client’s sole negligence or intentional misconduct.

C.	Sanders\Wingo hereby agrees to defend, indemnify, and hold client harmless against all Claims based on the following:

1.	Subject to paragraph 6B(2) above, copyright infringement or invasion of privacy or the use of any advertising element which allegedly violates the personal or property rights of anyone;

2.
Communications made in any advertising element which, while technically accurate, are based on the data or statements provided by client, are, nonetheless, unlawfully or improperly depicted in the particular advertising element involved on account of the negligence of Sanders\Wingo and with the absence of negligence on the part of client;

3.	Violations of Sanders\Wingo’s performance obligations hereunder which violations have not been the result of client’s sole negligence or intentional misconduct.

D.
Sanders\Wingo and client will both take all reasonable precautions to assure that all advertising services, materials and copy supplied to client shall not violate any laws or orders or regulations of any governmental agency

6.	NONCOMPETITION

Sanders\Wingo shall not hereafter accept appointment as an advertising agency for any manufacturer or distributor of any products competing with any products of Client assigned to Sanders\Wingo hereunder without full discussion with and written agreement from client.

7.	TERMINATION

A.
This Agreement may be terminated by either party at any time upon at least 90 days’ prior written notice mailed to the other. Such notice will be deemed given as of the date of mailing certified postage pre-paid. Client will be responsible for those costs and expenses of Sanders\Wingo after the termination date only if such obligations were incurred prior to Sanders\Wingo’s receipt of such termination notice and Sanders\Wingo has used its best efforts but has not been able to have such obligation extinguished or cancelled; or if client has given written authorization to Sanders\Wingo to incur the cost after the date of the notice of termination.

B.
The rights, duties and responsibilities of Sanders\Wingo and client shall continue in full force and effect during this period of notice and until completion of any authorized activity, including the completion of plans for and the placing of advertisements client has authorized Sanders\Wingo to place in any media whose closing dates fall within or after the 30-day notice period.

C.
Upon termination of this Agreement, Sanders\Wingo shall transfer to client all property and materials previously charged or chargeable to client and all contracts and reservation for time, space, talent, and other advertising adjuncts entered into by Sanders\Wingo for client, and all short rates and rebates which are for the account of client. Where permitted, client will assume all obligations and responsibilities of all such transferred contracts, reservations and noncancelable commitments entered into by Sanders\Wingo on behalf of client.

D.
Sanders\Wingo will also return to client all information provided by client on client’s sales or marketing data and market research information. All plans, preliminary outlines, artwork, sketches, copy, films (including television commercials), photographs, manuscripts, and any other property and materials which are produced by reason of the terms of this Agreement shall be the property of client. Sanders\Wingo further agrees not to disclose confidential information to persons other than Sanders\Wingo personnel or agents without client’s prior written consent, or unless said confidential information enters the public domain without fault of Sanders\Wingo and without provision for confidentiality being made by client before such information enters the public domain or unless required to do so by law in which case Sanders\Wingo will notify client in advance of disclosure and will work with client to present required disclosure should client decide to do so.

Furthermore, client will determine in its sole discretion what information is confidential and Sanders\Wingo will not reveal any information possibly of a sensitive or proprietary nature until client has determined such information not to be confidential.

E.
Client agrees to reimburse Sanders\Wingo for production costs of any uncompleted work previously authorized by client. Such uncompleted work will be returned to client and client will have the right to complete (or have completed on its behalf) and use such material and ideas in its future advertising without further obligation to Sanders\Wingo.

F.
All print, time, and talent contracts and the supervision of production of radio or TV properties will be assigned by Sanders\Wingo to the new agency or to client, if client so elects, not later than on the last day of the 90-day notice period, so that a normal transition may take place. Sanders\Wingo agrees to cooperate with client and the new agency to effect an efficient transition in responsibilities.

8.	SANDERS\WINGO - CLIENT RELATIONSHIP

Nothing herein shall be construed to establish an employer-employee relationship between Sanders\Wingo and client. Except for media space and time that Sanders\Wingo purchases as principal to carry client’s advertising, purchase of materials, services, and rights on behalf of client will be made by Sanders\Wingo, as agent for client and, as between client and Sanders\Wingo, the materials, services and rights so acquired will be the property of client.

9.	DUTIES ON THIRD PARTY CONTRACTS

Sanders\Wingo’s agreements with the Screen Actors Guild and the American Federation of Television and Radio Artists provide for Sanders\Wingo to be ultimately liable to performers for payments that may become due because of use of commercials by client’s dealers. Therefore, client will indemnify Sanders\Wingo against any loss and/or expenses Sanders\Wingo may sustain resulting from any claim, suit or proceeding made or brought against Sanders\Wingo for use of any Sanders\Wingo produced commercials by client, client’s employees, dealers, authorized agents or by anyone else who obtained the materials from client when such claim, suit or proceeding arises out of Sanders\Wingo’s obligations under the applicable union codes or contracts relating to the production of commercials made pursuant to this Agreement and will not terminate with the termination of this Agreement.

10.	COMPLIANCE WITH UNION AGREEMENTS

Client understands that Sanders\Wingo is a signatory to collective bargaining agreements with the Screen Actors Guild, the American Federation of Television and Radio Artists, and the American Federation of Musicians, and that the use of talent on client’s behalf will be subject to the terms of such agreements. Sanders\Wingo and client further recognize that the terms of such agreements may at times be subject to differing interpretations, and that Sanders\Wingo will take the position most favorable to the client. Client therefore agrees to indemnify Sanders\Wingo against any claims from talent and/or labor organizations relating to the interpretation of any of such collective bargaining agreements, whether such claims are asserted during or after the term. However, client reserves the right to negotiate with non-union actors, artists and musicians should they deem it necessary.

11.	TRADEMARK STANDARDS

Sanders\Wingo will adhere to client’s trademark standards and policies which are in effect or which may be prescribed from time to time, and will ensure that all advertising has been reviewed by client for proper trademark use.

12.	OWNERSHIP

Sanders\Wingo shall use its best efforts to have all advertising materials prepared or procured by Sanders\Wingo and accepted by client become client’s exclusive property. It is understood that there may be limitations contained in agreements with third parties which limit the use or ownership of said advertising materials. Sanders\Wingo shall inform client of all such limitations.

Any advertising materials prepared or proposed by Sanders\Wingo but not produced and published or broadcast within the term of this Agreement and not provided for under Article 8 shall remain the property of Sanders\Wingo which shall have the right to use same as it sees fit, including use for any other clients, provided such use shall not involve the release of any confidential information regarding client’s business or methods of operation.

13.	WAIVER

No waiver of any provision or of any breach of this Agreement shall constitute a waiver of all other provisions or any other breach and no such waiver shall be effective unless made in writing and signed by an authorized representative. In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision shall be severed, and the balance of the Agreement shall continue in full force and effect.

14.	NOTICE

All notices which either party is required or may desire to give the other party hereunder shall be given by addressing the communication to the address set forth hereunder and may be given by registered mail, telex, cable or personal delivery. Such notices shall be deemed given on the date of receipt if given by mail or personal delivery, or after prepaid deposit of message with cable company if telexed or cabled:

A. To Client at:  Valcent Products, Inc
 1057 Doniphan Park Circle, Suite H
 El Paso, Texas 79922
Attention: Jack Potts
           Director of Sales & Marketing

B. To Sanders\Wingo at:  Sanders\Wingo Advertising, Inc.
                221 N. Kansas, Suite 900
                El Paso, Texas 79901
                Attention: Robert V. Wingo
             President / Chief Executive Officer

With a copy to:  Winstead Sechrest & Minick
                100 Congress Avenue, Suite 800
                Austin, Texas 78701
                Attention: Darrell R. Windham, Attorney

15.	ASSIGNMENT

This Agreement may not be assigned by either party without the prior written consent of the other party.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to conflict of laws principles.

17.	ARBITRATION

Any controversy or claim ("Claim"), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments, annexations, and extensions) or the breach thereof shall be settled by consultation between the parties. In the event of failure of such consultations within sixty (60) days (unless otherwise extended by mutual agreement of the parties) after receipt of the written notice of such Claim, then any such Claim shall be settled by binding arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in El Paso, Texas or such other location as may be convenient and agreed to in writing by the parties. There shall be one arbitrator. The arbitration shall determine the Claim of the parties and render a final award in accordance with the substantive law of the State of Texas, excluding the conflicts provisions of such law, or unless otherwise agreed to in writing by the parties. The arbitrator shall set forth the reasons for the award in writing. The terms hereof shall not limit any obligation of a party to defend, indemnify or hold harmless another party against court proceedings or other claims, losses, damages, or expenses and in such event an ancillary dispute between the parties which arises out of the claim may be resolved in such forum.

18.	ENTIRE AGREEMENT

This Agreement (a) constitutes the entire understanding between the parties, (b) may not be amended except in writing signed by both parties, and (c) shall bind and inure to the benefit of the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the authorized officers or agents of the parties have executed this Agreement as of the date first written above.

CLIENT        Sanders\Wingo Advertising, Inc.

By: _/s/ Jack Potts________________   By: __/s/Robert V. Wingo____________________________
 Jack Potts       Robert V. Wingo

Title: __________________________   Title: _____________________________
 Director of Sales & Marketing    President and CEO

Date: __________________________   Date: _____________________________

ADDENDUM 1

The terms of the contract is extended by mutual agreement between Sanders\Wingo and Valcent Products, Inc. This extension relates to the original contract which commenced March 1, 2006. This extension shall continue the contract unless altered or cancelled by a 90-day written notice, until December 31, 2006.

This addendum adds the following to paragraph 2A concerning compensation retainer:
Sanders\Wingo and client agree to renegotiate fees when workloads reflect 400 man-hours for more than two (2) consecutive months during the term of this agreement. Additionally, if workloads drop below 50 percent of the agreed upon 263 monthly hours for two (2) consecutive months, Sanders\Wingo and client agree to renegotiate based on projected workload.

IN WITNESS WHEREOF, the authorized officers or agents of the parties have executed this Agreement as of the date first written above.

CLIENT      Sanders\Wingo Advertising Inc.

By:___/s/ Glenn Kertz______________  By:__/s/ Robert V. Wingo_________
Glenn Kertz      Robert V. Wingo

Title: CEO      Title: President and CEO

Date:____________________________  Date:_________________________